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                                                                   Exhibit 99.1





[LOGO]                                               NEWS RELEASE
United States Can Company

--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE:

CONTACT:  Timothy W. Stonich
          Executive Vice President and
          Chief Financial Officer
          U.S. Can Corporation
          (630) 571-2530

                  U.S. CAN REPORTS HIGHER SALES AND EARNINGS


OAK BROOK, IL, FEBRUARY 20, 1997 - U.S. Can Corporation (NYSE: USC) reported record net sales of $223.1 million for the fourth quarter of 1996, an increase of over 45% from the fourth quarter of 1995. Full year sales of $761.4 million, also a record, were up more than 20% over 1995. Gains in the fourth quarter and for the year came from improved sales and from acquisitions. Companies acquired by U.S. Can during the first three quarters of 1996 had combined 1995 sales of $237 million and added approximately $50 million and $76 million to sales in the fourth quarter and full year, respectively.

During the fourth quarter of 1996, gross margin improved to 10.8% from the 10.3% reported in the prior fourth quarter while full-year margin grew to 12% from 11.3%. Last year, margins, as well as sales, were negatively impacted by weak second half demand. In 1996, the fourth quarter and full year were impacted by the somewhat lower margins of acquired businesses and seasonality of the new European operations. However, these were more than offset by improved sales and margins in core operations. U.S. Can expects the integration of acquired operations will improve overall margins. However, progress will be limited during the first half of 1997 by the start-up of two plants in Europe, one in the U.S. and the relocation of another domestic operation.

"The year just past," said William J. Smith, Chairman, President and CEO, "was remarkable for U.S. Can. We recovered from the poor markets (and disappointing earnings) in 1995 and continued to benefit from a steady program of capital investments. We not only fulfilled our strategic objectives, with the expansion of our metal services business and European presence, but we were able to improve our capital structure and finance these important investments with a highly successful oversubscribed long-term debt offering."




         900 Commerce Drive, Oak Brook, Illinois 60521, (630) 571-2500

                Customer Dedication Builds Quality Containers
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                                   U.S. CAN

                                     -2-



"However," Smith added, "implementing these accomplishments will continue to require a tremendous effort in terms of human and financial resources. Therefore, we plan to take a breather from acquisitions in 1997. We will instead focus our efforts on assimilation and consolidation of what we have and use our excess cash to reduce our loans. In spite of a full agenda, especially in the first six months, we expect the new year to be one of growth and improvement with our full potential to be reached in the second half."

In spite of added expenses associated with acquisitions in 1996, selling, general and administrative expenses decreased to approximately 4% of sales for the quarter and year, compared to approximately 4.4% for both periods last year. As a result, operating profit of $15.1 million for the fourth quarter and $61.5 million for the year improved dramatically over the prior periods. Operating margins of almost 7% for the quarter and over 8% for the year, while substantially improved from 1995, were impacted by the same factors affecting gross margin.

Interest expense increased during the fourth quarter from $6.1 million in 1995 to $8.9 million in 1996. The higher level reflects additional loans to make acquisitions and the refinancing of short-term bank debt with the proceeds of the 10 1/8% $275 million note issue. The company believes more permanent long-term capital is the most appropriate means to finance acquisitions, and, due to the strong demand, it was able to borrow $50 million more than planned in the offering. As a result, repayment of lower cost, short-term debt with the note proceeds will continue to generate somewhat higher interest expense even though a portion of the proceeds was used to redeem higher cost 13.5% bonds.

Net income before extraordinary item for the fourth quarter of 1996 was $3 million compared to a loss of $3.9 million (after a provision for overhead reduction) in 1995. For the full year, income before extraordinary item was $17 million, more than four times the $3.9 million reported in 1995. In 1996, an extraordinary charge of $5.3 million, net of tax, was recorded to reflect the expenses of retiring the old $100 million senior subordinated notes with the proceeds of the new $275 million senior subordinated notes. Earnings per share before extraordinary item were $.23 for the quarter and $1.30 for the year.

U.S. Can Corporation is a leading manufacturer of steel and plastic containers for personal care, household, automotive, paint and industrial products in the United States and Europe.


                                     ###

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                             U.S. CAN CORPORATION
                           STATEMENT OF OPERATIONS
                       FOURTH QUARTER AND YEAR RESULTS
                (Dollars in Thousands, Except Per Share Data)


                                               For the Three Months Ended      For the Years Ended
                                               December 31, 1996 and 1995   December 31, 1996 and 1995
                                               --------------------------   --------------------------
                                                  1996          1995            1996         1995
                                                  ----          ----            ----         ----
Net Sales                                       $223,113      $152,098        $761,429    $ 626,485

Cost of Goods Sold                               199,027       136,406         669,772      555,478
                                               ---------      --------       ---------    ---------

Gross Margin                                   $  24,086      $ 15,692       $  91,657    $  71,007

Selling, General and Administrative Expenses       9,028         6,779          30,131       27,369

Overhead Reduction Provision                          --         8,000              --        8,000
                                               ---------      --------       ---------    ---------
Operating Income                               $  15,058      $    913       $  61,526    $  35,638

Other Expense                                        849           982           3,464        3,578

Interest Expense                                   8,874         6,125          28,387       24,513
                                               ---------      --------       ---------    ---------
Income (Loss) Before Income Taxes
  and Extraordinary Item                       $  5,335       $ (6,194)       $ 29,675    $   7,547

Income Taxes                                      2,322         (2,331)         12,674        3,608
                                               ---------      --------       ---------    ---------
Income (Loss) Before Extraordinary Item       $   3,013       $ (3,863)       $ 17,001    $   3,939

Extraordinary Item, Net of Tax                    (5,250)           --          (5,250)          --
                                               ---------      --------       ---------    ---------

Net Income (Loss)                              $  (2,237)     $ (3,863)      $  11,751    $   3,939
                                               =========      ========       =========    =========

PRIMARY PER SHARE DATA:

Income (Loss) Before Extraordinary Item        $    0.23      $  (0.30)      $    1.30    $    0.31

Extraordinary Item, Net of Tax                     (0.40)           --           (0.40)          --
                                               ---------      --------       ---------    ---------
Net Income (Loss)                              $   (0.17)     $  (0.30)      $    0.90    $    0.31
                                               =========      ========       =========    =========
Weighted Shares Outstanding (000's)              13,158         12,866          13,090       12,839
                                               =========      ========       =========    =========

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                             U.S. CAN CORPORATION
                                BALANCE SHEET
                AS OF DECEMBER 31, 1996 AND DECEMBER 31, 1995

                            (Dollars in Thousands)

                                          December 31,      December 31,
ASSETS                                       1996              1995
------                                    ------------      ------------
Current Assets                              $232,564          $147,185

Property, Plant and Equipment               323,114           230,101

Noncurrent Assets                             87,938            78,150
                                            --------          --------
Total Assets                                $643,616          $455,436
                                            ========          ========




LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current Liabilities                         $126,934          $ 98,237

Long-Term Debt                               363,882           227,360

Long-Term Liabilities                         56,015            48,012

Stockholders' Equity                          96,785            81,827
                                            --------           -------
Total Liabilities and Stockholders' Equity  $643,616          $455,436
                                            ========          ========